Exhibit 99.1

Elite Pharmaceuticals, Inc. Reports Financial Results for the Third Quarter

of Fiscal Year 2025 ended December 31, 2024 and Provides Conference Call Information

Conference Call Scheduled for Friday, February 14 at 11:30 AM EST

Northvale, NJ – February 13, 2025: Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (OTCQB: ELTP), a specialty pharmaceutical company engaged in the development, manufacture, and distribution of niche generic products, announced results for the three months ended December 31, 2024, which is the third quarter of the Company’s fiscal year ending on March 31, 2025 (“Third Quarter”).

Consolidated revenues for the three months ended December 31, 2024, were $14.4 million, a decrease of $1.2 million or approximately 8% as compared to the comparable period of the prior fiscal year. Operating profits were $1.1 million, a decrease of $2.4 million or approximately 69%, as compared to the comparable period of the prior fiscal year. Results of operations for the Third Quarter were effected by timing differences at the end of December holiday period which resulted in shipments being delayed into the first week of January 2025.

Conference Call Information

Elite’s management will host a conference call to discuss the Third Quarter financial results and provide an update on recent business developments. Stockholder questions should be submitted to the company in advance of the call.

Date:	February 14, 2025
Time:	11:30 AM EST
Dial-in numbers:	1-800-346-7359 (domestic) 1-973-528-0008 (international)
Conference number:	98840
Questions:	dianne@elitepharma.com Financial questions by 7:00 PM EST on Thursday, February 13, 2025
Audio Replay:	https://elite.irpass.com/events_presentations

The financial statements can be viewed for Elite’s Third Quarter of Fiscal Year 2025 on Form 10-Q here.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops and distributes niche generic products. Elite specializes in developing and manufacturing oral, controlled-release drug products. Elite owns multiple generic products, some of which are licensed to Prasco, LLC and TAGI Pharma. Elite operates a cGMP and DEA-registered facility for research, development, and manufacturing located in Northvale, NJ. For more information, visit www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA, and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite’s filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com